Exhibit 99.92

FORM OF SUPPLEMENTAL DISCLOSURE FOR THE NETHERLANDS

      The following materials will be distributed to both GM common stockholders and EchoStar common stockholders of record resident in the Netherlands as a supplement to the consent solicitation statement/ information statement/ prospectus.

Disclaimer

      This consent solicitation statement/information statement/ prospectus is not a prospectus within the meaning of Section 3(2)(b) of the 1995 Act on the Supervision of Securities Trade (Wet toezicht effectenverkeer 1995) (the “Act”). The Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) has granted an exemption from the prohibition laid down in Section 3(1) of the Act on July 22, 2002.

Material Dutch Tax Considerations Relating to the Transactions

      The following is a general summary of the material Dutch tax consequences of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger to holders of GM Class H common stock and holders of EchoStar Class A common stock. You should consult your tax adviser as to the particular tax consequences to you of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger.

      The summary will apply only to the following stockholders:

1.	Individuals who are resident, or deemed to be resident, in the Netherlands for purposes of Dutch tax law (including non-resident individual stockholders who have opted to be taxed as residents of the Netherlands), excluding (a) individuals for whom GM Class H common stock or EchoStar Class A common stock form part of a substantial interest (aanmerkelijk belang) in GM or EchoStar as defined in Section 4.3 of the Income Tax Act 2001 (Wet inkomstenbelasting 2001) and (b) individuals who derive benefits from GM Class H common stock or EchoStar Class A common stock that are taxable as income from miscellaneous activities (overige werkzaamheden) as defined in Section 3.4 of the Income Tax Act 2001 (the “Dutch individual stockholders”); and

2.	Entities that are resident, or deemed to be resident, in the Netherlands for purposes of Dutch tax law, excluding (a) corporate entities that are not subject to Dutch corporate income tax, (b) pension funds (pensioenfondsen) or other entities that are specifically exempt from Dutch corporate income tax, (c) corporate entities that hold the GM Class H common stock or EchoStar Class A common stock, insofar as the benefits derived from their stock are exempt under the participation exemption as laid down in the Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) and (d) investment institutions (beleggingsfondsen) as defined in the Corporate Income Tax Act 1969, (the “Dutch corporate stockholders”).

  The GM/ Hughes Separation Transactions

      Dutch individual income tax and Dutch corporate income tax

      The Dutch tax consequences of receiving HEC Holdings Class C common stock in exchange for GM Class H common stock are as follows:

•	To the extent that the fair market value of the HEC Holdings Class C common stock exceeds the tax basis of the GM Class H common stock, the receipt of HEC Holdings Class C common stock in exchange for GM Class H common stock may be subject to Dutch income tax at the progressive rates of the Income Tax Act 2001 for Dutch individual stockholders whose shares are acquired in course of their business. Under specific circumstances the taxable gains may be rolled-over in which case the tax basis of the HEC Holdings Class C common stock would be equal to the tax basis of the GM Class H common stock.

•	If a Dutch individual stockholder has not acquired the shares in the course of his or her business, the receipt of HEC Holdings Class C common stock in exchange for GM Class H common stock will not be subject to Dutch income tax. The HEC Holdings Class C common stock will be included in the individual’s yield basis (rendementsgrondslag) and may be subject to Dutch income tax as described in Chapter 5 of the Income Tax Act 2001.

•	To the extent that the fair market value of the HEC Holdings Class C common stock exceeds the tax basis of the GM Class H common stock, the receipt of HEC Holdings Class C common stock in exchange for GM Class H common stock may be subject to Dutch corporate income tax at the standard rates of the Corporate Income Tax Act 1969 for Dutch corporate stockholders. Under specific circumstances the taxable gains may be rolled-over in which case the tax basis of the HEC Holdings Class C common stock would be equal to the tax basis of the GM Class H common stock.

     Withholding tax

      The exchange of GM Class H common stock for HEC Holdings Class C common stock as a result of the GM/ Hughes separation transactions will not be subject to any U.S. withholding tax.

  The Hughes/ EchoStar Merger

           Dutch individual income tax and Dutch corporate income tax

      The Hughes/ EchoStar merger will have no tax consequences for Dutch individual stockholders and Dutch corporate stockholders of HEC Holdings Class C common stock.

      The Dutch tax consequences for Dutch individual stockholders and Dutch corporate stockholders receiving New EchoStar Class A common stock in exchange for EchoStar Class A common stock are as follows:

•	To the extent that the fair market value of the New EchoStar Class A common stock exceeds the tax basis of the EchoStar Class A common stock, the receipt of New EchoStar Class A common stock in exchange for EchoStar Class A common stock may be subject to Dutch income tax at the progressive rates of the Income Tax Act 2001 for Dutch individual stockholders whose shares are acquired in course of their business. Under specific circumstances the taxable gains may be rolled-over in which case the tax basis of the New EchoStar Class A common stock would be equal to the tax basis of the EchoStar Class A common stock.

•	If a Dutch individual stockholder has not acquired the shares in the course of his or her business, the receipt of New EchoStar Class A common stock in exchange for EchoStar Class A common stock will not be subject to Dutch income tax. The New EchoStar Class A common stock will be included in the individual’s yield basis (rendementsgrondslag) and may be subject to Dutch income tax as described in Chapter 5 of the Income Tax Act 2001.

•	To the extent that the fair market value of the New EchoStar Class A common stock exceeds the tax basis of the EchoStar Class A common stock, the receipt of New EchoStar Class A common stock in exchange for EchoStar Class A common stock may be subject to Dutch corporate income tax at the standard rates of the Corporate Income Tax Act 1969 for Dutch corporate stockholders. Under specific circumstances the taxable gains may be rolled-over in which case the tax basis of the New EchoStar Class A common stock would be equal to the tax basis of the EchoStar Class A common stock.

     Withholding tax

      Except potentially with respect to cash received in lieu of fractional shares, the receipt of New EchoStar Class A common stock in exchange for EchoStar Class A common stock as a result of the Hughes/ EchoStar merger will not be subject to any U.S. withholding tax.